As filed with the Securities and Exchange Commission on February 3, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ENERGY TRANSFER EQUITY, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	30-0108820
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John W. McReynolds

President

Energy Transfer Equity, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Thomas P. Mason Executive Vice President and General Counsel Energy Transfer Equity, L.P. 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Units Representing Limited Partner Interests	32,222,225	(3)	$583,383,383.63	$67,614.13

(1)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional common units that may become issuable as a result of any unit subdivision, split, combination or other reclassification.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the common units reported on the New York Stock Exchange on February 1, 2017.
(3)	The proposed maximum offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time of, the sale by the selling unitholders of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2017

PROSPECTUS

ENERGY TRANSFER EQUITY, L.P.

32,222,225 Common Units

Representing Limited Partner Interests

Offered by the Selling Unitholders

Up to 32,222,225 of our common units may be offered from time to time by the selling unitholders named in this prospectus. The selling unitholders may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods. We will not receive any proceeds from the sale of common units by the selling unitholders.

Our common units are listed on the New York Stock Exchange under the symbol “ETE.”

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the factors described under “Risk Factors” beginning on page 6 of this prospectus and any similar section contained in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The date of this prospectus is                     , 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling unitholders may, over time, offer and sell up to 32,222,225 of our common units. This prospectus generally describes Energy Transfer Equity, L.P. and our common units. Each time the selling unitholders offer common units with this prospectus, the selling unitholders will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. Before you invest in our common units, you should carefully read this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference,” as well as any additional information you may need to make your investment decision.

Unless the context requires otherwise, all references in this prospectus to “we,” “us,” “ETE,” the “Partnership” and “our” refer to Energy Transfer Equity, L.P., and its subsidiaries. All references in this prospectus to “our general partner” refer to LE GP, LLC. All references to “ETP” refer to Energy Transfer Partners, L.P. All references to “SXL” refer to Sunoco Logistics Partners L.P. All references to “Sunoco” refer to Sunoco LP.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain various forward-looking statements and information that are based on our beliefs and those of our general partner, LE GP, LLC, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiaries to make cash distributions to us, which is dependent on their results of operations, cash flows and financial condition;

•	the actual amount of cash distributions by our subsidiaries to us;

•	the successful closing of the ETP/SXL Merger and the transactions contemplated thereby;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids (“NGLs”);

•	energy prices generally;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries’ liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our subsidiaries’ internal growth projects, such as our subsidiaries’ construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our subsidiaries’ existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with the assets and operations of entities in which our subsidiaries own less than a controlling interest, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus, as well as the risk factors set forth in the Annual Reports on Form 10-K for the year ended December 31, 2015 for the Partnership, Energy Transfer Partners, L.P. (“ETP”), Sunoco Logistics Partners L.P. (“SXL”) and Sunoco LP (“Sunoco”), in each case as updated by our subsequent Quarterly Reports on Form 10-Q, the respective subsequent Quarterly Reports on Form 10-Q for each of ETP, SXL and Sunoco, and the other risks identified in the documents incorporated by reference herein. Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein is based only on information currently available to us and speaks only as of the date on which it is made.

We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

ABOUT ENERGY TRANSFER EQUITY, L.P.

We are a publicly traded master limited partnership (NYSE: ETE) whose principal sources of cash flow are derived from our direct and indirect equity interests in Energy Transfer Partners, L.P. (NYSE: ETP), Sunoco Logistics Partners L.P. (NYSE: SXL) and Sunoco LP (NYSE: SUN), all of which are publicly traded master limited partnerships engaged in diversified energy-related businesses. As of September 30, 2016, our direct and indirect equity interests in ETP, SXL and Sunoco consisted of the following:

	Incentive Distribution Rights	General Partner Interest	Limited Partner Interests
ETE’s Interests in ETP	100%	100%	2,571,695 Common Units 81,001,069 Class H Units 100 Class I Units	(1) (2) (3)
ETE’s Interests in SXL	0.1%	0.1%	—
ETE’s Interests in Sunoco	100%	100%	2,263,158 Common Units	(4)
ETP’s Interests in SXL	99.9%	99.9%	67,061,274 Common Units	(5)
			9,416,196 Class B Units	(6)
ETP’s Interests in Sunoco	—	—	43,487,668 Common Units	(7)

(1)	Represents an approximate 0.5% limited partner interest in ETP; does not give effect to the 15,785,056 ETP common units that we acquired in the ETP Unit Purchase in January 2017. See “—Recent Developments—ETE Private Placement and ETP Unit Purchase.”
(2)	The ETP Class H units entitle us to receive 90.05% of the cash distributions related to the incentive distribution rights (“IDRs”) and general partner interest of SXL received by ETP. As a result of our ownership of the ETP Class H units and our 0.1% membership interest in Sunoco Partners LLC, the general partner of SXL, we are entitled to receive 90.15% of the cash distributions related to the IDRs and general partner interest of SXL.
(3)	The ETP Class I units provide for additional cash distributions from ETP to us for the purpose of offsetting a portion of the IDR subsidies that we previously agreed to provide to ETP, with such distributions occurring in 2015 and 2016.
(4)	Represents an approximate 2% limited partner interest in Sunoco.
(5)	Represents an approximate 20% limited partner interest in SXL.
(6)	Represents an approximate 3% limited partner interest in SXL.
(7)	Represents an approximate 39% limited partner interest in Sunoco.

In addition to the equity interests described above, we own all of the equity interests in Lake Charles LNG Company, LLC (“Lake Charles LNG”), an entity that owns a fully constructed liquefied natural gas (“LNG”) import terminal and regasification facility near Lake Charles, Louisiana, and a 60% equity interest in Energy Transfer LNG Export, LLC (“ETLNG”), an entity whose subsidiary, Lake Charles LNG Export Company, LLC, is developing an LNG liquefaction and export terminal facility that will be integrated with Lake Charles LNG’s import/regasification facility. ETP owns the remaining 40% equity interest in ETLNG.

Our principal executive offices are located at 8111 Westchester Drive, Dallas, Texas 75225, and our phone number is (214) 981-0700. Our website is located at www.energytransfer.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus or registration statement.

Recent Developments

ETP Merger with SXL

On November 20, 2016, ETP entered into an Agreement and Plan of Merger (as amended to date, the “Merger Agreement”), with Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”), SXL, Sunoco Partners LLC, a Pennsylvania limited liability company and the general partner of SXL (“SXL GP”), SXL Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SXL (“SXL Merger Sub”), SXL Acquisition Sub LP, a Delaware limited partnership and wholly owned subsidiary of SXL (“SXL Merger Sub LP”) and, solely for purposes of certain provisions therein, ETE. Upon the terms and subject to the conditions set forth in the Merger Agreement, (i) SXL GP will be merged with and into ETP GP, with ETP GP surviving as our indirect wholly owned subsidiary, and (ii) SXL Merger Sub LP will be merged with and into ETP, with ETP surviving as a wholly owned subsidiary of SXL, in each case on the terms and subject to the conditions set forth in the Merger Agreement. We refer to the mergers collectively as the “ETP / SXL Merger.” The ETP / SXL Merger is subject to receipt of ETP unitholder approval and other customary closing conditions, and is expected to close in the first quarter of 2017.

ETE Private Placement and ETP Unit Purchase

On January 6, 2017, we entered into a common unit purchase agreement with certain institutional investors to sell 32,222,225 of our common units in a private placement transaction at a purchase price of $18.00 per unit (the “ETE private placement”). On January 12, 2017, we used the net proceeds from the ETE private placement (approximately $568 million) to purchase 15,785,056 newly issued ETP common units from ETP (the “ETP unit purchase”). ETP used the proceeds from the sale of its common units to repay existing indebtedness under its amended and restated revolving credit facility and for general partnership purposes.

Fourth Quarter 2016 Distribution

On January 26, 2017, the board of directors of our general partner declared a cash distribution of $0.285 per common unit for the fourth quarter of 2016. This cash distribution will be paid on February 20, 2017 to all unitholders of record as of the close of business on February 7, 2017.

RISK FACTORS

An investment in our common units involves risks. Before you invest in our common units, you should carefully consider the risk factors included in our and ETP’s, SXL’s and Sunoco’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our and ETP’s, SXL’s and Sunoco’s most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included or incorporated by reference in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders. As a result, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common units by the selling unitholders.

DESCRIPTION OF UNITS

Common Units

As of February 2, 2017, there were approximately 232,975 individual holders of our common units, which includes common units held in street name. Our common units represent limited partner interests in us that entitle the holders to the rights and privileges specified in our Third Amended and Restated Agreement of Limited Partnership, as amended to date (our “partnership agreement”). As of February 2, 2017, our general partner owned an approximate 0.3% general partner interest in us, and the holders of common units collectively owned an approximate 99.7% limited partner interest in us.

As of February 2, 2017, we had 1,079,185,030 common units outstanding, all of which were held by the public, including approximately 221,589,987 common units held by our officers and directors. Our common units are listed for trading on the NYSE under the symbol “ETE.” The common units are entitled to distributions of available cash as described in the section of this prospectus entitled “Distribution Policy—ETE’s Cash Distribution Policy.”

Series A Convertible Preferred Units

As of February 2, 2017, we had 329,295,770 Series A Convertible Preferred Units representing limited partner interests in us (the “Convertible Units”) outstanding. The Convertible Units were issued in a private placement to certain of our common unitholders who were “accredited investors” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) who elected to participate in a plan (the “Plan”) to forgo a portion of their future potential cash distributions on common units participating in the Plan for a period of up to nine fiscal quarters, commencing with distributions for the fiscal quarter ended March 31, 2016 (the “plan period”), and reinvest those distributions in Convertible Units. Each offeree who elected to participate in the Convertible Unit Plan received one Convertible Unit for each common unit that such electing unitholder validly elected to participate in the Convertible Unit Plan (each, a “Participating Common Unit”). The Convertible Units will automatically convert into common units at the end of the plan period as described below.

Conversion. The plan period will end on the first business day (the “Convertible Unit Conversion Date”) following the date that is the earliest of (a) May 18, 2018, (b) the date upon which the Convertible Units would be convertible into 136,612,021 common units (the quotient of $1.0 billion and the closing price of the common units on the New York Stock Exchange on the closing date of the Convertible Unit private offering), (c) the date of a change of control of the Partnership or (d) the date of the dissolution of the Partnership.

On the Convertible Unit Conversion Date, each Convertible Unit will automatically convert into common units, the number of which will be determined by dividing (a) the Conversion Value (as defined and described below) at the end of the plan period by (b) $6.56.

Conversion Value. The conversion value of each Convertible Unit (the “Conversion Value”) on the issue date of the Convertible Units was zero. The Conversion Value will increase each quarter in an amount equal to $0.285, which is the per unit amount of the cash distribution paid with respect to our common units for the quarter ended December 31, 2015, less the cash distribution actually paid with respect to each Convertible Unit for such quarter. Any cash distributions in excess of $0.285 per common unit, and any Extraordinary Distributions (as defined in the section entitled “Distribution Policies—Distributions Prior to the Convertible Unit Conversion Date”), made with respect to any quarter during the plan period will be disregarded for purposes of calculating the Conversion Value.

The Convertible Units are entitled to vote together with the common units on an as-converted basis, except that the Convertible Units are entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Convertible Units in relation to other classes of partnership interests or as required by law. The approval of the majority of our Convertible Units (including any Convertible Units held by Kelcy Warren, our Chairman, and any other affiliate of us or our general partner) is required to approve any matter for which the holders of Convertible Units are entitled to vote as a separate class.

Unitholder Approval

The following matters require the approval of the majority of the outstanding common units, including the common units owned by our general partner and its affiliates, and our Convertible Units on an as-converted basis:

•	a merger of our partnership;

•	a sale or exchange of all or substantially all of our assets;

•	dissolution or reconstitution of our partnership upon dissolution; and

•	certain amendments to the partnership agreement.

The removal of our general partner requires the approval of not less than 66  2⁄3% of all outstanding units, including units held by our general partner and its affiliates. Any removal is subject to the election of a successor general partner by the holders of a majority of the outstanding common units, including units held by our general partner and its affiliates.

Listing

Our outstanding common units are listed on the NYSE under the symbol “ETE.” Any additional common units we issue also will be listed on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for the common units is American Stock Transfer & Trust Company.

Transfer of Common Units

Each purchaser of common units must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that such person has the capacity, power and authority to enter into the partnership agreement;

•	grants to our general partner the power of attorney to execute and file documents required for our existence and qualification as a limited partnership, the amendment of the partnership agreement, our dissolution and liquidation, the admission, withdrawal, removal or substitution of partners, the issuance of additional partnership securities and any merger or consolidation of the partnership; and

•	makes the consents and waivers contained in the partnership agreement, including the waiver of the fiduciary duties of our general partner to unitholders as described in “Risk Factors—Risks Related to Conflicts of Interests—Our partnership agreement limits our General Partner’s fiduciary duties to our us and restricts the remedies available for actions taken by our General Partner that might otherwise constitute breaches of fiduciary duty” included in our Annual Report on Form 10-K for the year ended December 31, 2015.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Although our general partner has no current intention of doing so, it may withhold its consent in its sole discretion. An assignee who is not admitted as a limited partner will remain an assignee. An assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Furthermore, our general partner will vote and exercise other powers attributable to common units owned by an assignee at the written direction of the assignee.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or NYSE regulations.

Status as Limited Partner or Assignee

Except as described in the section of this prospectus entitled “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement, constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in many states. To maintain the limited liability of our limited partners, we may be required to comply with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that any of our subsidiaries were conducting business in any state without compliance with the applicable limited partnership statute, or that our rights with respect to any such subsidiary constituted “participation in the control” of any such subsidiary’s business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for such subsidiary’s obligations under the law of that jurisdiction.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

If authorized by our general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. The Convertible Units vote on an as-converted basis together with our common units when our common units are entitled to vote. However, if at any time any person or group, other than our general partner and its affiliates, owns, in the aggregate, beneficial ownership of 20% or more of the common units then outstanding, the person or group will lose voting rights on all of its common units and its common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. Reporting for tax purposes is done on a calendar year basis.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

OUR PARTNERSHIP AGREEMENT

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Power of Attorney

Each unitholder, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement.

Distributions

Pursuant to our partnership agreement, we make quarterly distributions of available cash to all unitholders and our general partner. Please see “Distribution Policy—ETE’s Cash Distribution Policy.”

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of its unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional units or other partnership securities, our general partner will have the option but not the obligation to make additional capital contributions to the extent it desires to maintain its general partner interest in us. Our general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of units do not have preemptive rights to acquire additional units or other partnership interests in us.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than certain amendments specified in our partnership agreement, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described in our partnership agreement, an amendment must be approved by a majority of our outstanding units.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless such removal is approved by the holders of at least 66  2⁄3% of our outstanding units (including units held by our general partner and its affiliates), and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into units or to receive cash in exchange for such interests. Any removal of this kind is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates.

In the event our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In addition, the departing general partner will have the option to require the successor general partner to purchase any of our common units owned by the departing general partner and its affiliates for fair market value. The fair market value of any securities will be determined by agreement between the departing general partner and the successor general partner. The fair market value of our general partner interest owned by the departing general partner will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

The Existing GP Owner’s Approval Rights

The authority of our general partner’s board of directors to manage and control us is restricted by approval rights held by Kelcy L. Warren (the “Existing GP Owner”), over certain matters. As a result of these approval rights our general partner’s board of directors may not cause or permit us to do any of the following actions without the approval of the Existing GP Owner:

•	consent to a general assignment for the benefit of the creditors;

•	file or consent to filing of any bankruptcy, insolvency or reorganization petition, or a petition seeking liquidation or dissolution;

•	seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservators for all or any substantial portion of our properties;

•	merge or consolidate us with another entity, or sell all or substantially all of our assets;

•	declare any material extraordinary distribution on our common units; or

•	materially amend our partnership agreement in a manner that adversely effects our general partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Call Right

If at any time our general partner and its affiliates hold more than 90% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(i)	our general partner;

(ii)	any departing general partner;

(iii)	any person who is or was an affiliate of our general partner or any departing general partner;

(iv)	any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (i), (ii) or (iii) above;

(v)	any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

(vi)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

DISTRIBUTION POLICY

ETE’s Cash Distribution Policy

General

We will distribute to our unitholders, within 50 days after the end of each quarter, all of our available cash in the manner described below.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

•	satisfy general, administrative and other expenses and debt service requirements;

•	permit ETP’s general partner, ETP GP, to make capital contributions to ETP in order to maintain its general partner interest upon the issuance of additional partnership securities by ETP;

•	comply with applicable law or any debt instrument or other agreement;

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters; and

•	otherwise provide for the proper conduct of our business;

•	plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

Distributions Prior to the Convertible Unit Conversion Date

For each quarter as to which the declaration date and the record date for a quarterly distribution (whether in cash or other property) with respect to our common units occurs prior to the Convertible Unit Conversion Date (each, a “Subsequent Quarter”), we will make distributions (in cash or other property) of available cash as follows:

•	first, prior to any distributions (whether in cash or other property) being made to the holders of our common units and our general partner, each holder of a Convertible Unit will be entitled to a cash distribution equal to $0.11 (the “Convertible Unit Preferred Distribution Amount”); and

•	thereafter, to the holders of our common units other than Participating Common Units and our general partner, in accordance with their respective percentage interests.

For the avoidance of doubt, Extraordinary Distributions made during a Subsequent Quarter will be made to all of our unitholders, including holders of our Participating Common Units and our Convertible Units on an as-converted basis, in accordance with their respective percentage interests.

“Extraordinary Distributions” means any (i) non-cash distribution or (ii) any cash distribution that is materially and substantially greater, on a per unit basis, than the Partnership’s most recent regular quarterly distribution, as determined by the board of directors of our general partner.

For each Subsequent Quarter, if the Convertible Units do not receive the full Convertible Unit Preferred Distribution Amount, or if the per unit distribution paid on the common units with respect to such quarter is higher than the per unit distribution paid on the Convertible Units with respect to such quarter, then the Conversion Value of each Convertible Unit will be increased as described in the section of this prospectus entitled “Description of Units—Series A Convertible Preferred Units—Conversion Value.”

Holders of our Participating Common Units will not be entitled to receive distributions, other than Extraordinary Distributions, with respect to any Subsequent Quarter.

Distributions Following the Convertible Unit Conversion Date

For each quarter following the Convertible Unit Conversion Date, we will make distributions of available cash to holders of our common units (including those issued upon the conversion of our Convertible Units) and our general partner, in accordance with their respective percentage interests.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Any net income for a taxable year will be allocated to all unitholders, in accordance with their respective percentage interests. Any net losses for a taxable year will be allocated to all unitholders and our general partner in accordance with their respective percentage interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. Upon a liquidation, all of our Convertible Units will automatically convert into common units based on their Conversion Value at the time. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and, thereafter, we will distribute any remaining proceeds to our unitholders, including the holders of our common units (including those issued upon the conversion of our Convertible Units) and our general partner, in accordance with their respective positive capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

No unitholder will have any obligation to restore any negative balance in its capital account upon liquidation of us.

ETP’s Cash Distribution Policy

General

ETP will distribute all of its available cash to its unitholders and ETP GP within 45 days following the end of each fiscal quarter.

Definition of Available Cash

Available cash is defined in ETP’s partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of ETP GP to:

•	provide for the proper conduct of ETP’s business (including reserves for future capital expenditures and for ETP’s future credit needs);

•	comply with applicable law or any debt instrument or other agreement; or

•	provide funds for distributions to unitholders and ETP GP in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are generally borrowings that are made under ETP’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus

All cash distributed to ETP’s unitholders is characterized as either “operating surplus” or “capital surplus.” ETP distributes available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus

ETP’s operating surplus for any period generally means:

•	ETP’s cash balance on the closing date of ETP’s initial public offering in 1996; plus

•	$10.0 million (as described below); plus

•	all of ETP’s cash receipts since the closing of ETP’s initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	ETP’s working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	The Regency Operating Surplus Amount (as defined in ETP’s partnership agreement, as amended); less

•	all of ETP’s operating expenditures after the closing of ETP’s initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of ETP’s cash reserves that ETP GP deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus

Generally, capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of ETP’s debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

ETP will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the date of ETP’s initial public offering equals the operating surplus as of the most recent date of determination of available cash. ETP will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10.0 million in addition to ETP’s cash balance on the closing date of ETP’s initial public offering, cash receipts from ETP’s operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to ETP’s unitholders. Rather, it is a provision that enables ETP, if ETP chooses, to distribute as operating surplus up to $10.0 million of cash ETP receives in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. ETP has not made, and ETP anticipates that it will not make, any distributions from capital surplus.

Incentive Distribution Rights

ETP’s IDRs represent the contractual right, pursuant to the terms of ETP’s partnership agreement, to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid. Please see the section of this prospectus entitled “—Distributions of Available Cash from Operating Surplus” below. ETP GP owns all of ETP’s IDRs.

Distributions of Available Cash from Operating Surplus

The terms of ETP’s partnership agreement require that ETP make cash distributions with respect to each calendar quarter within 45 days following the end of each calendar quarter. Subject to the distributions to be made to any Series A preferred unitholders, Class H unitholders, Class I unitholders and Class K unitholders as described below, ETP is required to make distributions of any remaining available cash from operating surplus for any quarter in the following manner:

•	first, 100% to all common unitholders, Class E unitholders, Class G unitholders and ETP GP, in accordance with their percentage interests, until each common unit has received $0.25 per unit for such quarter (the “ETP minimum quarterly distribution”);

•	second, 100% to all common unitholders, Class E unitholders, Class G unitholders and ETP GP, in accordance with their respective percentage interests, until each common unit has received $0.275 per unit for such quarter (the “ETP first target distribution”);

•	third, (i) to ETP GP in accordance with its percentage interest, (ii) 13% to the holders of the IDRs, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to ETP GP and holders of the IDRs, until each common unit has received $0.3175 per unit for such quarter (the “ETP second target distribution”);

•	fourth, (i) to ETP GP in accordance with its percentage interest, (ii) 23% to the holders of the IDRs, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to ETP GP and holders of the IDRs, until each common unit has received $0.4125 per unit for such quarter (the “ETP third target distribution”); and

•	fifth, thereafter, (i) to ETP GP in accordance with its percentage interest, (ii) 48% to the holder of the IDRs, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to ETP GP and holders of the IDRs.

Notwithstanding the foregoing, for each taxable year, no portion of any ETP cash distribution attributable to (i) any distribution or dividend received by ETP from ETP Holdco Corporation (“Holdco”) or the proceeds of any sale of the capital stock of Holdco or (ii) any interest payments received by ETP with respect to indebtedness of ETP or its subsidiaries (referred to as “Holdco Distributions”) will be distributed to the Class E units or Class G units. Further, the distributions on each Class E unit may not exceed $1.41 per year and distributions on each Class G unit may not exceed $3.75 per year. In addition, the distributions to the holders of ETP’s IDRs will not exceed the amount the holders of ETP’s IDRs would otherwise receive if the available cash for distribution were reduced to the extent it constitutes amounts previously distributed with respect to the ETP Class G units.

The incentive distributions described above do not reflect the impact of incentive distribution right subsidies previously agreed to by ETE in connection with previous transactions, as described below under “—Incentive Distribution Right Subsidies.”

Distributions to Series A Unitholders

Prior to any other distributions of available cash from operating surplus or capital surplus and prior to any distributions on any of ETP’s units, Series A unitholders will be entitled to cumulative cash distributions in an amount equal to $0.445 per outstanding Series A unit.

Distributions to Class H Unitholders

The Class H units do not have a percentage interest and holders are not entitled to receive distributions of cash from operating surplus or capital surplus; however, after making distributions with respect to the Series A units and prior to any distribution of available cash to any other class of ETP units, Class H units are entitled to receive distributions of available cash in an amount equal to 90.05% of all distributions to ETP by SXL GP with respect to the IDRs and general partner interest in SXL, calculated on a cumulative basis beginning with the quarter ended March 31, 2015.

Distributions to Class I unitholders

The Class I units do not have a percentage interest and holders are not entitled to receive distributions of available cash from operating surplus or capital surplus; however, prior to making any distribution of available cash for the quarter ended December 31, 2016 to any class of ETP units other than the Series A units and Class H units, the Class I units are entitled to cash distributions equal to $2.0 million for such quarter. The Class I units are not entitled to any cash distributions for any quarter subsequent to the quarter ended December 31, 2016.

Distributions to Class K unitholders

The Class K units do not have a percentage interest and holders are not entitled to receive distributions of cash from operating surplus or capital surplus; however, prior to ETP making any distribution of available cash to any class of ETP units other than the Series A units, the Class H units and the Class I units, each Class K unit is entitled to a quarterly cash distribution in an amount equal to $0.67275 per Class K unit; provided, however, no portion of any partnership cash distribution attributable to (i) any distribution or dividend received by ETP from Holdco or the proceeds of any sale of the capital stock of Holdco or (ii) any Holdco Distributions shall be used to pay distributions on the Class K units.

Distributions of Available Cash from Capital Surplus

ETP will make distributions of available cash from capital surplus, if any, initially to the Class H unitholders and Class I unitholders in a manner similar to the distributions of available cash from operating surplus, as described above. ETP will make distributions of any remaining available cash from capital surplus in the following manner:

•	to all of ETP’s unitholders and ETP GP, in accordance with their respective percentage interests, until ETP distributes for each common unit an amount of available cash from capital surplus equal to ETP’s initial public offering price; and

•	thereafter, ETP will make all distributions of available cash from capital surplus as if they were from operating surplus.

ETP’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price per common unit less any distributions of capital surplus per unit is referred to as the “unrecovered capital.”

If ETP combines its units into fewer units or subdivide its units into a greater number of units, ETP will proportionately adjust its minimum quarterly distribution, its target cash distribution levels, and its unrecovered capital. For example, if a two-for-one split of ETP’s common units should occur, ETP’s unrecovered capital would be reduced to 50% of the initial level. ETP will not make any adjustment by reason of its issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes ETP to become taxable as a corporation or otherwise subject to additional taxation as an entity for federal, state or local income tax purposes, under the terms of ETP’s partnership agreement, ETP can reduce its minimum quarterly distribution and the target cash distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.

Incentive Distribution Right Subsidies

As described above, ETP’s partnership agreement provides for the payment of certain incentive distributions to the holders of the IDRs. As the holder of the IDRs, we have previously agreed to incremental distribution relinquishments.

In addition, the incremental distributions on the Class H units, which are referred to in “Distributions of Available Cash from Operating Surplus” above, were intended to offset a portion of the incremental distribution relinquishments that we previously granted to ETP. In connection with the issuance of the Class H units, we and ETP also agreed to certain adjustments to the incremental distributions on the Class H units to ensure that the net impact of the incremental distribution relinquishments (a portion of which is variable) and the incremental distributions on the Class H units are fixed amounts for each quarter for which the incremental distribution relinquishments and incremental distributions on the Class H units are in effect.

Furthermore, pursuant to Amendment No. 9 to ETP’s partnership agreement, the Class I units issued to ETE provide for additional cash distributions from ETP to ETE for the purpose of offsetting a portion of the incentive distribution subsidies previously agreed upon by ETE. ETE and ETP agreed to reduce incentive distribution subsidies from ETE to ETP by $55 million in 2015 and $30 million in 2016.

For the quarter ended December 31, 2016, distributions to be paid will be reduced by $137.5 million as a result of the incentive distribution relinquishments and incremental distributions on Class H and Class I units. Following is a summary of the net amounts by which these incentive distribution relinquishments and incremental distributions on Class H units would reduce the total distributions that would potentially be made to ETE in future quarters:

	Quarters Ending
	March 31	June 30	September 30	December 31	Total Year
2017	$149.50	$154.50	$155.75	$165.75	$625.50
2018	34.50	34.50	34.50	34.50	138.00
2019	32.00	32.00	32.00	32.00	128.00
Each year thereafter	8.25	8.25	8.25	8.25	33.00

Distributions of Cash Upon Liquidation

General. If ETP dissolves in accordance with its partnership agreement, ETP will sell or otherwise dispose of its assets in a process called liquidation. Upon dissolution, subject to Section 17-804 of the Delaware Act, ETP will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities and the holders of the Series A units will be entitled to receive any accrued and unpaid distributions in respect of the Series A units, if any, and will have the status of, and will be entitled to all remedies available to, a creditor of ETP, and will have priority over any entitlement of any other unitholders with respect to any distributions by ETP. ETP will distribute any remaining proceeds to the unitholders, in accordance with the positive balance in their respective capital accounts.

Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the IDRs of ETP GP.

Manner of Adjustments for Gain. After a special tracking allocation to the Class H unitholders attributable to the SXL interest, the manner of the adjustment for gain is set forth in ETP’s partnership agreement in the following manner:

•	first, to ETP GP and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 100% to the Class K unitholders until the capital account for each Class K unit is equal to its original issue price;

•	third, 1% to the Class K unitholders, with the remainder being allocated as set forth below;

•	fourth, 100% to the Class G unitholders until the capital account for each Class G unit is equal to its original issue price;

•	fifth, 100% to the ETP common unitholders and ETP GP, in accordance with their respective percentage interests, until the capital account for each common unit is equal to the sum of:

•	the unrecovered capital; and

•	the amount of the ETP minimum quarterly distribution for the quarter during which ETP’s liquidation occurs;

•	sixth, 1% to the Class G unitholders, with the remainder being allocated 100% to the ETP common unitholders and ETP GP, in accordance with their respective percentage interests, until ETP allocates under this paragraph an amount per unit equal to:

•	the sum of the excess of the ETP first target distribution per unit over the ETP minimum quarterly distribution per unit for each quarter of ETP’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the ETP minimum quarterly distribution per unit that ETP distributed 100% to the unitholders and ETP GP, in accordance with their percentage interests, for each quarter of ETP’s existence;

•	seventh, 87% to the ETP common unitholders and ETP GP, in accordance with their respective percentage interests, and 13% to the holders of the IDRs, pro rata, until ETP allocates under this paragraph an amount per unit equal to:

•	the sum of the excess of the ETP second target distribution per unit over the ETP first target distribution per unit for each quarter of ETP’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the ETP first target distribution per unit that ETP distributed 87% to the unitholders and ETP GP, in accordance with their percentage interests, and 13% to the holders of the IDRs, pro rata, for each quarter of ETP’s existence;

•	eighth, 77% to the ETP common unitholders and ETP GP, in accordance with their respective percentage interests, and 23% to the holders of the IDRs, pro rata, until ETP allocates under this paragraph an amount per unit equal to:

•	the sum of the excess of the ETP third target distribution per unit over the ETP second target distribution per unit for each quarter of ETP’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the ETP second target distribution per unit that ETP distributed 77% to the unitholders and ETP GP, in accordance with their respective percentage interests, and 23% to the holders of the IDRs, pro rata, for each quarter of ETP’s existence; and

•	ninth, thereafter, 52% to the ETP common unitholders and ETP GP, in accordance with their respective percentage interests, and 48% to the holders of the IDRs, pro rata.

Manner of Adjustment for Losses. Upon ETP’s liquidation, ETP will generally allocate any loss to ETP GP and the unitholders in the following manner:

•	first, 100% to the common unitholders, the Class E unitholders, Class G unitholders, Class K unitholders and ETP GP in proportion to the positive balances in the holders’ capital accounts and ETP GP’s percentage interest, respectively, until the capital accounts of the common unitholders, Class E unitholders, Class G unitholders and Class K unitholders have been reduced to zero; and

•	second, thereafter, 100% to ETP GP.

Adjustments to Capital Accounts upon the Issuance of Additional Units

ETP will make adjustments to capital accounts upon the issuance of additional units. In doing so, ETP will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and ETP GP in the same manner as ETP allocates gain or loss upon liquidation. In the event that ETP makes positive adjustments to the capital accounts upon the issuance of additional units, ETP will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon ETP’s liquidation in a manner which results, to the extent possible, in ETP GP’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SXL’s Cash Distribution Policy

General

SXL’s partnership agreement provides that it will distribute all of its available cash to SXL common unitholders of record on the applicable record date within 45 days after the end of each quarter.

Definition of Available Cash

Available cash generally means, for each fiscal quarter all cash on hand at the end of the quarter:

•	less the amount of cash reserves that SXL’s general partner, SXL GP, establishes to:

•	provide for the proper conduct of SXL’s business;

•	comply with applicable law, any of SXL’s debt instruments or other agreements; or

•	provide funds for distributions to SXL’s unitholders and to SXL GP for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are generally borrowings that are made under SXL’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

SXL intends to distribute to the holders of SXL common units on a quarterly basis at least the minimum quarterly distribution of $0.075 per unit, or $0.30 per year (the “SXL minimum quarterly distribution”), to the extent it has sufficient cash from its operations after establishment of cash reserves and payment of fees and expenses, including payments to SXL GP. However, there is no guarantee that SXL will pay the quarterly distribution in this amount, or the SXL minimum quarterly distribution on the SXL common units in any quarter, and SXL will be prohibited from making any distributions to its unitholders if it would cause an event of default, or an event of default is existing, under its credit facilities or debt securities.

Operating Surplus and Capital Surplus

All cash distributed to SXL unitholders will be characterized as either “operating surplus” or “capital surplus.” SXL distributes available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	SXL’s cash balance on the closing date of its initial public offering; plus

•	$15.0 million (as described below); plus

•	all of SXL’s cash receipts after the closing of its initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of SXL’s operating expenditures after the closing of its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by SXL GP in good faith to provide funds for future operating expenditures.

Definition of Capital Surplus

Generally, capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

SXL will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the most recent date of determination of available cash. SXL will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $15.0 million in addition to SXL’s cash balance on the closing date of its initial public offering, cash receipts from its operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to SXL’s unitholders. Rather, it is a provision that will enable SXL, if it chooses, to distribute as operating surplus up to $15.0 million of cash it receives in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. SXL does not anticipate that it will make any distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

SXL will make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, to all of its unitholders and to SXL GP, in accordance with their percentage interests, until SXL distributes for each outstanding SXL unit an amount equal to the SXL minimum quarterly distribution for that quarter; and

•	thereafter, in the manner as described in the section of this prospectus entitled “—Incentive Distribution Rights” below.

However, no distributions of available cash from operating surplus shall be made in respect of any SXL Class B Unit.

Incentive Distribution Rights

IDRs represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the SXL minimum quarterly distribution and the target distribution levels have been achieved. SXL GP currently holds all of SXL’s IDRs, but may transfer these rights separately from its general partner interest, subject to restrictions in SXL’s partnership agreement.

If for any quarter SXL has distributed available cash from operating surplus to the SXL unitholders in an amount equal to the SXL minimum quarterly distribution, then it will distribute any additional available cash from operating surplus for that quarter among the SXL unitholders and SXL GP in the following manner:

•	first, to all SXL unitholders and to SXL GP, in accordance with their percentage interests, until each unitholder receives a total of $0.0833 per unit for that quarter (the “SXL first target distribution”);

•	second, (i) to SXL GP in accordance with its percentage interest, (ii) 13% to the holders of SXL’s IDRs, pro rata, and (iii) to all SXL unitholders, pro rata, a percentage equal to 100% less the percentages applicable to SXL GP and the holders of SXL’s IDRs, until each SXL unitholder receives a total of $0.0958 per unit for that quarter (the “SXL second target distribution”);

•	third, (i) to SXL GP in accordance with its percentage interest, (ii) 35% to the holders of SXL’s IDRs, pro rata, and (iii) to all SXL unitholders, pro rata, a percentage equal to 100% less the percentages applicable to SXL GP and the holders of SXL’s IDRs, until each SXL common unitholder receives a total of $0.2638 per unit for that quarter (the “SXL third target distribution”); and

•	thereafter, (i) to SXL GP in accordance with its percentage interest, (ii) 48% to the holders of SXL’s IDRs, pro rata, and (iii) to all SXL unitholders, pro rata, a percentage equal to 100% less the percentages applicable to SXL GP and the holders of SXL’s IDRs.

However, no distributions of available cash from operating surplus shall be made in respect of any SXL Class B Unit.

The incentive distributions described above do not reflect the impact of the IDR Reduction agreed to by SXL GP, as further described under “—IDR Reduction.”

Distributions from Capital Surplus

SXL will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all SXL unitholders and SXL GP, in accordance with their percentage interests, until a hypothetical holder of a SXL common unit acquired in SXL’s initial public offering has received with respect to such common unit, during the period since its initial public offering through such date, distributions of available cash that are deemed to be capital surplus in an aggregate amount equal to the initial public offering price; and

•	thereafter, SXL will make all distributions of available cash from capital surplus as if they were from operating surplus.

However, no distributions of available cash from operating surplus shall be made in respect of any SXL Class B Unit.

SXL’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the SXL minimum quarterly distribution and the SXL target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the SXL minimum quarterly distribution, after any of these distributions are made, it may be easier for SXL GP to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the SXL minimum quarterly distribution or any arrearages.

Once SXL distributes capital surplus on a unit in an amount equal to the initial unit price, it will reduce the SXL minimum quarterly distribution and the SXL target distribution levels to zero. SXL will then make all future distributions from operating surplus, with 48% to the holders of SXL’s IDRs and the remainder to all SXL unitholders and SXL GP.

IDR Reduction

SXL GP has agreed to reduce the incentive distributions it receives from SXL by a total of $60 million over a two-year period. The reduction will be recognized evenly over eight quarters beginning with the quarterly cash distribution paid for the third quarter of 2016.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the SXL minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if SXL combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust its:

•	minimum quarterly distribution;

•	target distribution levels; and

•	unrecovered initial unit price.

For example, if a two-for-one split of SXL common units should occur, its minimum quarterly distribution, target distribution levels and unrecovered initial unit price would each be reduced to 50% of its initial level. SXL will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes SXL to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, it will reduce the SXL minimum quarterly distribution and the SXL target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if SXL became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the SXL minimum quarterly distribution and the SXL target distribution levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

General. If SXL dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. SXL will first apply the proceeds of liquidation to the payment of its creditors. SXL will distribute any remaining proceeds to the unitholders and SXL GP, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in SXL’s partnership agreement. SXL generally allocates any gain to the partners in the following manner:

•	first, to SXL GP and the holders of SXL units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, to all SXL unitholders and SXL GP, in accordance with their percentage interests, until the capital account for each SXL common unit is equal to the sum of:

•	the unrecovered initial unit price; and

•	the amount of the SXL minimum quarterly distribution for the quarter during which SXL’s liquidation occurs.

•	third, to all SXL unitholders and SXL GP, in accordance with their percentage interests, until SXL allocates under this paragraph an amount per SXL unit equal to:

•	the sum of the excess of the SXL first target distribution per unit over the SXL minimum quarterly distribution per unit for each quarter of SXL’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the SXL minimum quarterly distribution per unit for each quarter of SXL’s existence that it distributed to the SXL unitholders and to SXL GP, in accordance with their percentage interests;

•	fourth, 13% to the holders of SXL’s IDRs, pro rata, and the remainder to the SXL unitholders and SXL GP, in accordance with their percentage interests, pro rata, until SXL allocates under this paragraph an amount per unit equal to:

•	the sum of the excess of the SXL second target distribution per unit over the SXL first target distribution per unit for each quarter of SXL’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the SXL first target distribution per unit for each quarter of SXL’s existence that SXL distributed 13% to the holders of SXL’s IDRs, pro rata, and the remainder to the SXL unitholders and SXL GP, in accordance with their percentage interests, pro rata;

•	fifth, 35% to the holders of SXL’s IDRs, pro rata, and the remainder to the SXL unitholders and SXL GP, in accordance with their percentage interests, pro rata, until SXL allocates under this paragraph an amount per unit equal to:

•	the sum of the excess of the SXL third target distribution per unit over the SXL second target distribution per unit for each quarter of SXL’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the SXL second target distribution per unit for each quarter of SXL’s existence that it distributed 35% to the holders of SXL’s IDRs, pro rata, and the remainder to the SXL unitholders and SXL GP, in accordance with their percentage interests, pro rata; and

•	thereafter, 48% to the holders of SXL IDRs, pro rata, and the remainder to the SXL unitholders and SXL GP, in accordance with their percentage interests, pro rata.

Adjustments to Capital Accounts upon the Issuance of Partnership Interests

SXL will make adjustments to capital accounts upon the issuance of additional partnership interests. In doing so, SXL will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and SXL GP in the same manner as it allocates gain or loss upon liquidation. In the event that SXL makes positive adjustments to the capital accounts upon the issuance of additional partnership interests, it will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional partnership interests or upon its liquidation in a manner that results, to the extent possible, in SXL GP’s capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made.

Sunoco’s Cash Distribution Policy

Sunoco’s partnership agreement requires that, within 60 days after the end of each quarter, Sunoco will distribute all of its available cash to Sunoco common unitholders of record on the applicable record date.

Definition of Available Cash

Available cash, for any quarter, generally consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves that Sunoco GP LLC, the general partner of Sunoco (“Sunoco GP”), establishes to:

•	provide for the proper conduct of Sunoco’s business;

•	comply with applicable law, any of Sunoco’s debt instruments or other agreements or any other obligation; or

•	provide funds for distributions to Sunoco’s unitholders for any one or more of the next four quarters (provided that Sunoco GP may not establish cash reserves for the payment of distributions unless it determines that the establishment of such reserves will not prevent Sunoco from distributing the Sunoco minimum quarterly distribution on all common units for the current quarter);

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are generally borrowings that are made under Sunoco’s revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

Sunoco intends to distribute to the holders of common units at least the minimum quarterly distribution of $0.4375 per unit, or $1.75 on an annualized basis (the “Sunoco minimum quarterly distribution”), to the extent it has sufficient cash from its operations after establishment of cash reserves and payment of fees and expenses, including payments to Sunoco GP and its affiliates. However, there is no guarantee that Sunoco will pay the minimum quarterly distribution on the common units in any quarter. Even if Sunoco’s cash distribution policy is not modified or revoked, the amount of distributions paid under Sunoco’s policy and the decision to make any distribution is determined by Sunoco GP, taking into consideration the terms of Sunoco’s partnership agreement.

Class C Units

Sunoco’s partnership agreement provides that the Sunoco Class C units are entitled to receive quarterly distributions at a rate of $0.868176 per Sunoco Class C unit. The distributions on the Sunoco Class C units will be paid out of Sunoco’s available cash, except that the Class C units will not share in distributions of cash to the extent such cash is derived from or attributable to any distribution received by Sunoco from Susser Petroleum Property Company LLC (“PropCo”), the proceeds of any sale of the membership interests in PropCo, or any interest or principal payments received by Sunoco with respect to indebtedness of PropCo or its subsidiaries (the “PropCo available cash”). The Class C units are entitled to receive distributions of Sunoco’s available cash (other than PropCo available cash) prior to distributions of such cash being made on the Sunoco common units. Any unpaid distributions on the Sunoco Class C units will accrue interest at a rate of 1.5% per annum until paid in full in cash. The Class C units are perpetual and do not have any rights of redemption or conversion.

General Partner Interest and Incentive Distribution Rights

Sunoco GP owns a non-economic general partner interest in Sunoco. ETE holds all Sunoco’s IDRs, which entitles us to receive increasing percentages, up to a maximum of 50.0%, of the cash Sunoco distributes from operating surplus (as defined below) in excess of $0.503125 per common unit per quarter. The maximum distribution of 50.0% does not include any distributions that we may receive on any limited partner units that we own. “Please see “—Incentive Distribution Rights” below for a more detailed description of Sunoco’s IDRs.

Operating Surplus and Capital Surplus

All cash distributed to Sunoco’s unitholders is characterized as being paid from either “operating surplus” or “capital surplus.” Sunoco distributes available cash from operating surplus differently than available cash from capital surplus. Operating surplus distributions will be made to Sunoco’s unitholders and, if Sunoco makes quarterly distributions above the first target distribution level described below, to the holder of Sunoco’s IDRs. Sunoco does not anticipate that it will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would generally be made first to the holders of Class C units, pro rata, the amount of accrued and unpaid distributions, and then pro rata to all unitholders.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$25.0 million (as described below); plus

•	all of Sunoco’s cash receipts, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•	working capital borrowings made after the end of a period but on or before the date of distribution of operating surplus for that period; plus

•	cash distributions paid on equity issued (including incremental distributions on IDRs), to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital asset until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued (including incremental distributions on IDRs), to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from the date that Sunoco enters into a binding obligation to commence the construction, acquisition or improvement of a capital asset until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

•	all of Sunoco’s operating expenditures (as defined below); less

•	the amount of cash reserves established by Sunoco GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on the disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to Sunoco’s unitholders and is not limited to cash generated by Sunoco’s operations. For example, it includes a basket of $25.0 million that enables Sunoco, if it chooses, to distribute as operating surplus up to that amount of cash Sunoco receives from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions. As a result, Sunoco may also distribute as operating surplus up to that amount of cash that it receives from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

Sunoco defines operating expenditures as all of its cash expenditures, including, but not limited to, taxes, reimbursement of expenses to Sunoco GP or its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) payments made in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such contract), compensation of officers, directors and employees of Sunoco GP, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures do not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to Sunoco’s partners (including distributions in respect of Sunoco’s IDRs); or

•	repurchases of equity interests (other than repurchases to satisfy obligations under employee benefit plans) or reimbursements of Sunoco GP for such purchases.

Interim Capital Transactions

Sunoco defines cash from interim capital transactions to include proceeds from:

•	borrowings other than working capital borrowings;

•	sales of equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or assets sold or disposed of as part of normal retirement or replacement of assets.

Capital Surplus

Capital surplus is defined as any distribution of available cash in excess of operating surplus. Although the cash proceeds from interim capital transactions do not increase operating surplus, all distributions of available cash from whatever source are deemed to be from operating surplus until cumulative distributions of available cash exceed cumulative operating surplus. Thereafter, all distributions of available cash are deemed to be from capital surplus to the extent they continue to exceed cumulative operating surplus.

Characterization of Cash Distributions

Sunoco will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of its initial public offering equals the operating surplus as of the most recent date of determination of available cash. Sunoco will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $25.0 million in addition to Sunoco’s cash balance on the closing date of its initial public offering, cash receipts from its operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to Sunoco’s unitholders. Rather, it is a provision that will enable Sunoco, if it chooses, to distribute as operating surplus up to $25.0 million of cash it receives in the future from interim capital transactions that would otherwise be distributed as capital surplus. Sunoco does not anticipate that it will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Under Sunoco’s partnership agreement, maintenance capital expenditures are capital expenditures made to maintain Sunoco’s long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that Sunoco expects will increase its operating income or operating capacity over the long term. Examples of maintenance capital expenditures include those expenditures Sunoco makes to maintain existing contract volumes or renew existing distribution contracts, maintain its real estate leased to third-party dealers in leaseable condition or maintain its company operated convenience stores. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on IDRs), other than equity issued in any offering, to finance all or any portion of the construction or development of a replacement asset that are paid in respect of the period that begins when Sunoco enters into a binding obligation to commence construction or development of a replacement asset and ending on the earlier to occur of the date that such replacement asset commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes are not considered maintenance capital expenditures.

Expansion capital expenditures are capital expenditures made to increase Sunoco’s operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of new properties or equipment, to the extent such capital expenditures are expected to expand Sunoco’s long-term operating capacity. Expansion capital expenditures also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on IDRs) to finance all or any portion of the construction of a capital improvement paid in respect of the period that commences when Sunoco enters into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of date such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes are not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or the development of assets that are in excess of those needed for the maintenance of Sunoco’s existing operating capacity, but which are not expected to expand, for more than the short term, its operating capacity.

As described above, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus do not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, acquisition or development of a capital improvement during the period that begins when Sunoco enters into a binding obligation to commence construction, acquisition or development of a capital improvement and ending on the earlier to occur of the date such capital improvement commences commercial service and the date that it is disposed of or abandoned, such interest payments also do not reduce operating surplus. Losses on the disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes are allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by Sunoco GP.

Distributions of Available Cash from Operating Surplus

Sunoco will make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, to the holders of our Class C units to the extent of the distribution preference on the Class C units, as described above under “Distributions of Available Cash—Class C Units;”

•	second, to all Sunoco unitholders holding Sunoco common units, pro rata, until Sunoco distributes for each outstanding Sunoco common unit an amount equal to the Sunoco minimum quarterly distribution for that quarter; and

•	thereafter, in the manner as described in the section of this prospectus entitled “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that Sunoco does not issue additional classes of equity interests.

Incentive Distribution Rights

IDRs represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the Sunoco minimum quarterly distribution and the target distribution levels have been achieved. ETE currently holds all of Sunoco’s IDRs, but may transfer these rights, subject to restrictions in Sunoco’s partnership agreement.

The following discussion assumes that ETE continues to own Sunoco’s IDRs.

If for any quarter Sunoco has distributed available cash from operating surplus to the holders of Sunoco’s Class C units to the extent of their distribution preference and to the Sunoco common unitholders in an amount equal to the minimum quarterly distribution then it will make distributions of available cash from operating surplus for that quarter in the following manner:

•	first, to all unitholders holding Sunoco common units, pro rata, until each unitholder receives a total of $0.503125 per Sunoco common unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders holding Sunoco common units, pro rata, and 15.0% to ETE (in its capacity as the holder of Sunoco’s IDRs), until each unitholder receives a total of $0.546875 per Sunoco common unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders holding Sunoco common units, pro rata, and 25.0% to ETE (in its capacity as the holder of Sunoco’s IDRs), until each unitholder receives a total of $0.65625 per Sunoco common unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders holding Sunoco common units, pro rata, and 50.0% to ETE (in its capacity as the holder of Sunoco’s IDRs).

Distributions from Capital Surplus

Sunoco will make distributions of available cash from capital surplus, if any, in the following manner once the required distributions of available cash (other than PropCo available cash) are made to the Class C unitholders:

•	first, to all unitholders holding Sunoco common units, pro rata, until the minimum quarterly distribution level has been reduced to zero as described below; and

•	thereafter, Sunoco will make all distributions of available cash from capital surplus as if they were from operating surplus. The preceding paragraph assumes that Sunoco does not issue additional classes of equity interests.

Sunoco’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the Sunoco minimum quarterly distribution and the target distribution levels will be reduced in the same proportion that the distribution had to the fair market value of the Sunoco common units immediately prior to the announcement of the distribution (or the average of the closing prices for the 20 consecutive trading days immediately prior to the ex-dividend date). Because distributions of capital surplus will reduce the Sunoco minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for ETE (in its capacity as the holder of Sunoco’s IDRs) to receive incentive distributions.

Once Sunoco distributes capital surplus on a unit in an amount equal to the initial unit price, it will reduce the Sunoco minimum quarterly distribution and the target distribution levels to zero. Sunoco will then make all future distributions from operating surplus, first, to the holders of Class C units to the extent required, and then, 50% being paid to the holders of Sunoco common units and 50% to ETE (in its capacity as the holder of Sunoco’s IDRs), assuming that ETE has not transferred the IDRs.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the Sunoco minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if Sunoco combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust its:

•	minimum quarterly distribution;

•	target distribution levels; and

•	unrecovered initial unit price.

For example, if a two-for-one split of common units should occur, the Sunoco minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. Sunoco will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that Sunoco becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, it will reduce the Sunoco minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of Sunoco GP, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter) and the denominator of which is the sum of available cash for that quarter before any adjustment for estimated taxes. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General. If Sunoco dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. Sunoco will first apply the proceeds of liquidation to the payment of its creditors. Sunoco will distribute any remaining proceeds to the unitholders and the holder of its IDRs, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to permit holders of Sunoco common units to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs. However, there may not be sufficient gain upon Sunoco’s liquidation to enable Sunoco’s common unitholders to fully recover all of these amounts. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the IDRs.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in Sunoco’s partnership agreement. Sunoco will generally allocate any gain to its partners in the following manner:

•	first, to the holders of Sunoco’s Class C units, pro rata, until the capital account for each Class C unit is equal to the sum of: (1) the unrecovered initial unit price for that Class C unit; and (2) the unpaid amount of all accrued but unpaid distributions on that Class C unit;

•	second, to all Sunoco common unitholders, pro rata, until the capital account for each common unit is equal to the sum of:

•	the unrecovered initial unit price; and

•	the unpaid amount of the Sunoco minimum quarterly distribution for the quarter during which Sunoco’s liquidation occurs;

•	third, to all Sunoco common unitholders, pro rata, until Sunoco allocates under this paragraph an amount per unit equal to:

•	the excess of the first target distribution per unit over the Sunoco minimum quarterly distribution per unit for each quarter of Sunoco’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the Sunoco minimum quarterly distribution per unit for each quarter of Sunoco’s existence that it distributed to the unitholders, pro rata;

•	fourth, 85.0% to all Sunoco common unitholders, pro rata, and 15.0% to ETE (in its capacity as the holder of Sunoco’s IDRs), until Sunoco allocates under this paragraph an amount per unit equal to:

•	the excess of the second target distribution per unit over the first target distribution per unit for each quarter of Sunoco’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit for each quarter of Sunoco’s existence that it distributed 85.0% to the unitholders, pro rata, and 15.0% to ETE (in its capacity as the holder of Sunoco’s IDRs);

•	fifth, 75.0% to all Sunoco common unitholders, pro rata, and 25.0% to ETE (in its capacity as the holder of Sunoco’s IDRs), until Sunoco allocates under this paragraph an amount per unit equal to:

•	the excess of the third target distribution per unit over the second target distribution per unit for each quarter of Sunoco’s existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit for each quarter of Sunoco’s existence that it distributed 75.0% to the unitholders, pro rata, and 25.0% to ETE (in its capacity as the holder of Sunoco’s IDRs); and

•	thereafter, 50.0% to all Sunoco common unitholders, pro rata, and 50.0% to ETE (in its capacity as the holder of Sunoco’s IDRs).

Notwithstanding the foregoing, if immediately prior to making allocations pursuant to the fourth, fifth and sixth clauses above, the capital account of each Sunoco common unit equals or exceeds the issue price of Sunoco’s Class C units ($38.5856), then Sunoco will allocate 1.0% of the remaining items of gain (other than gain attributable to PropCo) to the holders of Class C units, pro rata.

Manner of Adjustments for Losses

Sunoco will generally allocate any loss to its unitholders in the following manner:

•	first, to Sunoco’s common unitholders, pro rata, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, to the holders of Sunoco’s Class C units, pro rata, until the capital accounts of the Class C units have been reduced to zero.

provided, that Class C units will not be allocated any items of loss attributable to the ownership or sale of Sunoco’s membership interests in PropCo or any indebtedness of PropCo or its subsidiaries.

Adjustments to Capital Accounts

Sunoco will make adjustments to capital accounts upon the issuance of additional units. In doing so, Sunoco generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of Sunoco’s IDRs in the same manner as it allocates gain upon liquidation. By contrast to the allocations of gain, and except as provided above, Sunoco generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to Sunoco’s common unitholders based on their percentage ownership of Sunoco. In the event Sunoco makes negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in Sunoco’s common unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made. The Sunoco Class C units will not be allocated any items of gain or loss attributable to Sunoco’s ownership or sale of the membership interests in PropCo or any indebtedness of PropCo or its subsidiaries.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLAN

An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, which we refer to collectively as Similar Laws. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts (“IRAs”) or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, which we refer to as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws; (c) whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws and (d) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read “Material Income Tax Consequences.” The person with investment discretion with respect to the assets of an employee benefit plan, which we refer to as a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for such plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Internal Revenue Code, IRAs which are not considered part of our employee benefit plan and certain other employee benefit plans not subject to ERISA (such as electing church plans). With respect to an investment in our common units, our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above and may also satisfy the requirements in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and Similar Laws should not be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Energy Transfer Equity, L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units, including the prices at which our common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us and our general partner.

Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether all aspects of our method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, certain activities that are intrinsic to other qualifying activities, and our allocable share of our subsidiaries’ income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will, except as otherwise identified to Latham & Watkins LLP, be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor any of our partnership or limited liability company subsidiaries, other than those identified as such to Latham & Watkins LLP, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

•	For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Energy Transfer Equity, L.P. will be treated as partners of Energy Transfer Equity, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Energy Transfer Equity, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Energy Transfer Equity, L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Energy Transfer Equity, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in Treasury Regulations promulgated under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

After giving effect to special allocation provisions with respect to our Convertible Units, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the common unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated to all common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations, and to our general partner in accordance with its percentage interest in us.

Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to certain adjustments) nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (NIIT) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method.

Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate such unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country), generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read “— Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, the Joint Committee of Taxation has stated that we would not be able to have our general partner and its unitholders take such audit adjustment into account. If we are unable to have our general partner and its unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to our common unitholders might be substantially reduced. These rules are not applicable to us for taxable years beginning on or prior to December 31, 2017.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders. These rules are not applicable to us for taxable years beginning on or prior to December 31, 2017.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their common units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of

$250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return (A) for which there is, or was, “substantial authority” or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 32,222,225 common units by the selling unitholders, subject to any appropriate adjustment as a result of any unit subdivision, split, combination or other reclassification of our common units. The selling unitholders acquired the common units on January 12, 2017 (except in the case of Tortoise Direct Opportunities Fund, LP, which acquired its units on January 17, 2017), pursuant to a common unit purchase agreement. We used the proceeds from the sale of these common units to purchase 15,785,056 newly issued ETP common units from ETP. On January 12, 2017, we entered into a registration rights agreement with the selling unitholders pursuant to which the selling unitholders have the right to cause us to prepare and file a registration statement to permit the resale of any common units held by the selling unitholders from time to time as permitted by Rule 415 promulgated under the Securities Act. We are registering the common units described in this prospectus pursuant to this registration rights agreement.

No offer or sale may occur pursuant to this prospectus unless the registration statement that includes this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholders offers or sells such common units. We are required (under certain circumstances) to update this prospectus to reflect material developments in our business, financial position and results of operations.

The following table provides, as of February 2, 2017, information regarding the beneficial ownership of our common units held by each selling unitholder, the number of common units that may be sold by each selling unitholder under this prospectus and that each selling unitholder will beneficially own after this offering.

Because each selling unitholder may dispose of all, none or some portion of their common units, no estimate can be given as to the number of common units that will be beneficially owned by a selling unitholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the common units covered by this prospectus will be beneficially owned by the selling unitholders and further assumed that the selling unitholders will not acquire beneficial ownership of any additional common units during the offering. In addition, the selling unitholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common units in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Please see the section entitled “Plan of Distribution” for further information regarding the unitholders’ method of distributing these common units.

	Common Units Owned Prior to Offering				Common Units Owned After Offering
Selling Unitholder	Number of Common Units	Percent(1)		Common Units Being Offered	Number of Common Units(2)	Percent
AT MLP Fund, LLC(3)	6,372,000		*	2,222,000	4,150,000		*
Goldman Sachs MLP Energy Infrastructure Fund(4)	7,383,900		*	579,085	6,804,815		*
Goldman Sachs MLP Energy Renaissance Fund(4)	459,957		*	459,957	—		*
Goldman Sachs MLP Income Opportunities Fund(4)	362,944		*	349,758	13,186		*
Brookfield Global Infrastructure Securities Income Fund(5)	85,100		*	85,100	—		*
Brookfield Global Listed Infrastructure Fund(5)	257,800		*	141,000	116,800		*
Brookfield Global Listed Infrastructure Master Fund LP(5)	184,700		*	184,700	—		*
Brookfield Global Listed Infrastructure Income Fund Inc.(5)	151,100		*	151,100	—		*
JNL/Brookfield Global Infrastructure and MLP Fund(5)	984,800		*	504,600	480,200		*
Brookfield Global Listed Infrastructure Long Short UCITS Fund(5)	21,700		*	21,700	—		*

	Common Units Owned Prior to Offering				Common Units Owned After Offering
Selling Unitholder	Number of Common Units	Percent(1)		Common Units Being Offered	Number of Common Units(2)	Percent
Brookfield Global Listed Infrastructure UCITS Fund(5)	708,600		*	354,300	354,300		*
Sanofi-Aventis US Pension Trust(5)	59,000		*	29,500	29,500		*
Hartz Capital Investments, LLC(6)	854,657		*	224,369	630,288		*
Citibank, N.A. (7)	30,130,637	2.8%		8,588,556	21,542,081	2.0%
SIG Strategic Investments, LLLP(8)	3,000,000		*	3,000,000	—		*
Cohen & Steers MLP Income and Energy Opportunity Fund, Inc. (9)	339,432		*	277,700	61,732		*
The Cushing MLP Opportunity Fund, LP(10)	356,500		*	238,000	118,500		*
The Cushing Fund, LP(10)	236,400		*	158,000	78,400		*
The Cushing MLP Total Return Fund(10)	333,150		*	50,000	283,150		*
HITE Hedge LP(11)	342,700		*	342,700	—		*
HITE Hedge QP LP(11)	255,600		*	255,600	—		*
HITE MLP LP(11).	237,400		*	237,400	—		*
HITE MLP Advantage LP(11)	164,300		*	164,300	—		*
MTP Energy Master Fund LTD(12)	5,377,723		*	5,377,723	—		*
Magnetar Capital Fund II LP(12)	177,777		*	177,777	—		*
OZ Domestic Partners, L.P.(13)	785,021		*	126,539	658,482		*
OZ Domestic Partners II, L.P.(13)	6,353,245		*	941,741	5,411,504		*
OZ Offshore ATN Investors I, LLC(14)	190,349		*	190,349	—		*
OZ Offshore ATN Investors II, LLC(15)	1,445,192		*	1,445,192	—		*
OZ Global Special Investments, L.P.(13)	103,730		*	9,354	94,376		*
OZ Global Equity Opportunities Domestic Partners, L.P.(16)	76,707		*	830	75,877		*
OZ Offshore ATN Investors VI, LLC(17)	2,605		*	2,605	—		*
OZ Enhanced Domestic Partners, L.P.(13)	410,466		*	63,613	346,853		*
OZ Offshore ATN Investors V, LLC(18)	135,739		*	135,739	—		*
OZFT Holdings, LLC(19)	84,038		*	84,038	—		*
Salient MLP Fund L.P.(20)	1,041,856		*	313,566	728,290		*
Salient MLP & Midstream Income Fund, L.P.(20)	75,115		*	75,115	—		*
Salient MLP & Energy Infrastructure Fund(20)	2,007,459		*	222,319	1,785,140		*
Tortoise Direct Opportunities Fund, LP(21)	1,067,849		*	1,067,849	—		*
Tortoise Energy Infrastructure Corp.(21)	1,509,636		*	1,509,636	—		*
Tortoise MLP Fund, Inc.(21)	888,564		*	888,564	—		*
Tortoise Energy Independence Fund, Inc.(21)	44,365		*	44,365	—		*
Tortoise MLP & Pipeline Fund(21)	2,739,629		*	383,701	2,355,928		*
Tortoise VIP MLP & Pipeline Portfolio(21)	6,848		*	972	5,876		*
Tortoise Pipeline & Energy Fund, Inc.(21)	43,645		*	43,645	—		*
Tortoise Power and Energy Infrastructure Fund, Inc.(21)	30,902		*	30,902	—		*
Texas Mutual Insurance Company(21)	451,021		*	166,666	284,355		*
ZP Energy Fund, L.P.(22)	3,137,969		*	300,000	2,837,969		*

*	Represents less than 1%.
(1)	Based on 1,079,185,030 common units outstanding as of February 2, 2017.
(2)	Assumes each selling unitholder sells the maximum number of common units that may be sold by such selling unitholder under this prospectus.
(3)	Each of Paul McPheeters, Adam Karpf, Chris Linder and Lance Marr serve as officers of the selling unitholder and may direct the vote and disposition of the common units held by the selling unitholder.
(4)

Goldman Sachs Asset Management, L.P. (“GSAM”) is the investment manager of the selling unitholder. GSAM exercises sole voting and investment power over the common units held by the selling unitholder, subject to the oversight of the trustees of GSAM. GSAM is a wholly-owned subsidiary of Goldman Sachs Group, Inc. (“GS Group”), a leading global investment banking, securities and investment management firm. Goldman, Sachs & Co. (“GS&Co.”), a member of FINRA, is also a subsidiary of GS Group and is an investment banking firm that regularly performs services such as acting as financial advisor and serving as principal or agent in the purchase and sale of securities. GS&Co. is affiliated with the following FINRA

Members: (a) Goldman Sachs Execution & Clearing, L.P. and (b) Mercer Allied Company, L.P. The selling unitholder, GSAM, GS&Co. and the GS Group and their affiliates disclaim any knowledge of the FINRA relationships, if any, of any other owners of the selling unitholder.
(5)	Brookfield Investment Management Inc. serves as the investment advisor to the selling unitholder and exercises sole voting and dispositive power over the common units held by the selling unitholder. Craig Noble, as Chief Executive Officer and portfolio manager to the investment advisor may direct the disposition of the common units on behalf of the selling unitholder.
(6)	Edward J. Stern and Ronald J. Bangs, in their capacity as officers of Hartz Capital, Inc., which is the sole manager of Hartz Capital Investments, LLC, exercise undivided, shared voting and investment control over the shares held by Hartz Capital Investments, LLC. Mr. Bangs disclaims beneficial ownership of all of such shares.
(7)	Sebastian Ridd serves as officer of the selling unitholder and may direct the vote and disposition of the common units held by the selling unitholder.
(8)	Heights Capital Management, Inc., the authorized agent of SIG Strategic Investments, LLLP (“SSI”), has discretionary authority to vote and dispose of the common units held by SSI and may be deemed to be the beneficial owner of these common units. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the common units held by SSI. Mr. Kobinger disclaims any such beneficial ownership of the common units. SSI is affiliated with one or more FINRA members. SSI purchased the common units being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such common units.
(9)	Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is the selling unitholder’s investment manager and has sole voting and investment power over the common units held by the selling unitholder. Robert Becker, Ben Morton and Tyler Rosenlicht serve as portfolio managers of the selling unitholder.
(10)	Cushing Asset Management, LP serves as the investment adviser and, as applicable, the general partner to the selling unitholder. Swank Capital, LLC serves as the general partner of Cushing Asset Management, LP, which holds voting and dispositive power with respect to the common units held by the selling unitholder. Jerry V. Swank is the principal and control person of Swank Capital, LLC. As principal of Swank Capital, LLC, Mr. Swank may direct the vote and disposition of the common units held by the selling unitholder.
(11)	The selling unitholder shares beneficial ownership with HITE Hedge Asset Management LLC and James Jampel.
(12)	Magnetar Financial LLC is the sole member of MTP Energy Management LLC, the Investment Advisor of the selling unitholder and has voting and investment discretion over the securities held by the selling unitholder. Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. Alec Litowitz is the manager of Supernova Management LLC.
(13)	The general partner of the selling unitholder is OZ Advisors LP, whose general partner is Och-Ziff Holding Corporation. Each of OZ Advisors LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.
(14)	The sole member of the selling unitholder is OZ Overseas Fund, Ltd., whose investment manager is OZ Management LP, whose general partner is Och-Ziff Holding Corporation. Each of OZ Overseas Fund, Ltd., OZ Management LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.
(15)	The sole member of the selling unitholder is OZ Overseas Intermediate Fund II, Ltd., whose general partner is OZ Advisors II LP, whose general partner is Och-Ziff Holding Corporation. Each of OZ Overseas Intermediate Fund II, Ltd., OZ Advisors II LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.
(16)	The investment manager of the selling unitholder is OZ Management II LP, whose general partner is Och-Ziff Holding II LLC, whose sole member is OZ Management LP, whose general partner is Och-Ziff Holding Corporation. Each of OZ Management II LP, Och-Ziff Holding II LLC, OZ Management LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.
(17)	The sole member of the selling unitholder is OZ Global Equity Opportunities Overseas Intermediate Fund, L.P., whose general partner is OZ Advisors II LP, whose general partner is Och-Ziff Holding Corporation. Each of OZ Global Equity Opportunities Overseas Intermediate Fund, L.P., OZ Advisors II LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.
(18)	The sole member of the selling unitholder is OZ Enhanced Overseas Intermediate Fund, L.P., whose general partner is OZ Advisors II LP, whose general partner is Och-Ziff Holding Corporation. Each of OZ Enhanced Overseas Intermediate Fund, L.P., OZ Advisors II LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.

(19)	The sole member of the selling unitholder is Gordel Capital Limited, whose investment manager is OZ Management LP, whose general partner is Och-Ziff Holding Corporation. Each of Gordel Capital Limited, OZ Management LP, Och-Ziff Holding Corporation and Daniel S. Och, in his capacity as the Chief Executive Officer of Och-Ziff Holding Corporation, may be deemed to be a beneficial owner of the shares held by the selling unitholder.
(20)	Salient Capital Advisors, LLC serves as the investment adviser of the selling unitholder and holds voting and dispositive power with respect to the common units held by the selling unitholder. Gregory A. Reid, Managing Director, and John Blaisdell, Chief Executive Officer, have control over the selling unitholder as officers of Salient Capital Advisors, LLC.
(21)	Tortoise Capital Advisors, L.L.C. serves as the investment adviser to the selling unitholder. The Investment Committee of Tortoise Capital Advisors, L.L.C. holds sole voting and investment power with respect to the common units held by the selling unitholder and is comprised of H. Kevin Birzer, Terry Matlack, Kenneth P. Malvey, Zachary A. Hamel, Brian Kessens, James Mick, Matthew Sallee and Rob Thummel.
(22)	Zimmer Partners, LP serves as the investment manager to the selling unitholder and exercises voting and dispositive power over the common units held by the selling unitholder. Stuart J. Zimmer is the managing member of Zimmer Partners GP, LLC, the general partner of Zimmer Partners, LP.

All expenses incurred with the registration of the common units owned by the selling unitholders will be borne by us.

PLAN OF DISTRIBUTION

We are registering the offering for resale of the common units on behalf of the selling unitholders. As used in this prospectus, “selling unitholders” include donees and pledgees selling common units received from the named selling unitholders after the date of this prospectus.

Under this prospectus, the selling unitholders intend to offer our securities to the public:

•	through one or more broker-dealers;

•	through underwriters; or

•	directly to investors.

The selling unitholders may price the common units offered from time to time:

•	at market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We will pay the costs and expenses of the registration of the resale of common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling unitholders’ sale of their common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the NYSE;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we and the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

In addition, the selling unitholders have advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distributing the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will also render an opinion on the material federal income tax consequences regarding the securities. The selling unitholders’ legal counsel and the underwriters’ own legal counsel will advise them about other issues relating to any offering in which they participate.

EXPERTS

The consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The reports of Ernst & Young LLP, independent registered public accounting firm, appearing in Energy Transfer Equity, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference in this registration statement and prospectus with respect to the consolidated financial statements of Sunoco LP and Susser Holdings Corporation as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about ETE and the debt securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.energytransfer.com. Our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available free of charge through our website as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed, after the date of this prospectus and prior to the termination of an offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K or 8-K/A filed January 28, 2016, February 2, 2016, February 5, 2016, February 8, 2016, February 11, 2016, March 9, 2016, March 17, 2016, April 4, 2016, April 6, 2016, April 19, 2016, May 3, 2016, May 4, 2016, May 17, 2016, May 25, 2016, May 26, 2016, June 6, 2016, June 9, 2016, June 27, 2016, June 29, 2016, November 2, 2016, January 12, 2017 and February 3, 2017 (two filings) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Reports on Form 8-K or 8-K/A); and

•	the description of our common units in our Registration Statement on Form 8-A (File No. 001-32740), as filed with the SEC on January 31, 2006;

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at the address provided above or by writing or calling us at the address set forth below.

Energy Transfer Equity, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: Investor Relations

Telephone: (214) 981-0700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby (all such expenses will be borne by Energy Transfer Equity, L.P.). With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$67,615
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*

Total	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

ITEM 15	Indemnification of Officers and Members of Our Board of Directors.

As provided in our partnership agreement, which is incorporated herein by reference, we will generally indemnify our general partner, officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act, as amended, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and is therefore unenforceable.

ITEM 16	Exhibits.

The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Exhibit Index accompanying this Registration Statement on Form S-3 and are incorporated herein by reference.

ITEM 17	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs (l)(a), (l)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of February, 2017.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC
its general partner

By:	/s/ John W. McReynolds
John W. McReynolds
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John W. McReynolds and Thomas P. Mason, and each of them, his true and lawful attorney-in-fact and agents, with full power to act without the other, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and any and all other documents in connection therewith, with the Securities and Exchange Commission and any national exchange or self-regulatory agency, and to do and perform any and all acts and things requisite and necessary to be done in connection with the foregoing as fully as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, which are with LE GP, LLC, the general partner of Energy Transfer Equity, L.P., and on the dates indicated:

Signature	Title	Date

/s/ John W. McReynolds John W. McReynolds	President and Director (Principal Executive Officer)	February 3, 2017

/s/ Thomas E. Long Thomas E. Long	Group Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2017

/s/ Kelcy L. Warren Kelcy L. Warren	Chairman of the Board of Directors	February 3, 2017

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Director	February 3, 2017

/s/ K. Rick Turner K. Rick Turner	Director	February 3, 2017

/s/ Matthew S. Ramsey Matthew S. Ramsey	Director	February 3, 2017

Signature	Title	Date

/s/ William P. Williams William P. Williams	Director	February 3, 2017

/s/ Richard D. Brannon Richard D. Brannon	Director	February 3, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

Energy Transfer Equity, L.P.

2.1	Redemption and Transfer Agreement, by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. dated November 19, 2013 (incorporated by reference to Exhibit 2.1 of ETE’s Form 8-K filed November 21, 2013)

2.2	Exchange and Repurchase Agreement, by and among Energy Transfer Partners, L.P., Energy Transfer Equity, L.P. and ETE Common Holdings, LLC, dated December 23, 2014 (incorporated by reference to Exhibit 10.1 of ETE’s Form 8-K filed December 23, 2014)

Energy Transfer Partners, L.P.

2.3	Purchase and Sale Agreement, by and between Southern Union Company, as Seller, Plaza Missouri Acquisition, Inc. and for certain limited purposes The Laclede Group, Inc., as Buyers, dated as of December 14, 2012 (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed December 17, 2012)

2.4	Purchase and Sale Agreement, by and between Southern Union Company, as Seller, Plaza Massachusetts Acquisition, Inc. and for certain limited purposes The Laclede Group, Inc., as Buyers, dated as of December 14, 2012 (incorporated by reference to Exhibit 10.2 of ETP’s Form 8-K filed December 17, 2012)

2.5	Contribution Agreement, dated as of February 27, 2013, by and among Southern Union Company, Regency Energy Partners LP, Regency Western G&P LLC, and for certain limited purposes, ETP Holdco Corporation, Energy Transfer Equity, L.P., Energy Transfer Partners, L.P. and ETC Texas Pipeline, Ltd. (incorporated by reference to Exhibit 2.1 of Southern Union’s Form 8-K filed February 28, 2013)

2.6	Agreement and Plan of Merger, dated as of October 9, 2013, by and among Regency Energy Partners LP, RVP LLC, Regency GP LP, PVR Partners, L.P. and PVR GP, LLC (incorporated by reference to Exhibit 2.1 of Regency’s Form 8-K filed October 10, 2013)

2.7	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 7, 2013, by and among Regency Energy Partners LP, RVP LLC, Regency GP LP, PVR Partners, L.P. and PVR GP, LLC (incorporated by reference to Exhibit 2.1 of Regency’s Form 8-K filed November 8, 2013)

2.8	Contribution Agreement, dated as of December 23, 2013, by and among Regency Energy Partners LP, Regal Midstream LLC, and Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 2.1 of Regency’s Form 8-K filed December 24, 2013)

2.9	Agreement and Plan of Merger, dated as of April 27, 2014, by and among, Energy Transfer Partners, L.P., Drive Acquisition Corporation, Heritage Holdings, Inc., Energy Transfer Partners GP, L.P., Susser Holdings Corporation, and, for certain limited purposes set forth therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 of ETP’s Form 8-K filed April 28, 2014)

2.10	Agreement and Plan of Merger, dated as of January 25, 2015, by and among Energy Transfer Partners, L.P., Energy Transfer Partners, GP, L.P., Regency Energy Partners LP, Regency GP LP and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 of ETP’s Form 8-K filed January 26, 2015)

2.11	Amendment No. 1 to Agreement and Plan of Merger, dated as of February 18, 2015, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Rendezvous I LLC, Rendezvous II LLC, Regency Energy Partners LP, Regency GP LP, ETE GP Acquirer LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 of ETP’s Form 8-K filed February 19, 2015)

Exhibit Number	Description

2.12	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 of ETP’s Form 8-K filed November 21, 2016)

2.13	Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC, SXL Acquisition Sub LLC, SXL Acquisition Sub LP, ETP Acquisition Sub, LLC and, solely for certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 of ETP’s Form 8-K filed December 21, 2016)

Sunoco Logistics Partners L.P.

2.14	Exchange Agreement, dated as of September 16, 2015, by and among Energy Transfer Partners, L.P., La Grange Acquisition, L.P., Sunoco Logistics Partners L.P., and Sunoco Pipeline L.P. (incorporated by reference to Exhibit 10.1 of SXL’s Form 8-K filed October 15, 2015)

2.15	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.1 of SXL’s Form 8-K filed November 21, 2016)

2.16	Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC, SXL Acquisition Sub LLC, SXL Acquisition Sub LP, ETP Acquisition Sub, LLC and, solely for certain provisions therein, Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 of SXL’s Form 8-K filed December 21, 2016)

Sunoco LP

2.17	Contribution Agreement, dated as of September 25, 2014, by and among Mid-Atlantic Convenience Stores, LLC, ETC M-A Acquisition LLC, Susser Petroleum Partners LP and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.1 of Sunoco’s Form 8-K filed October 1, 2014)

2.18	Contribution Agreement, dated as of March 23, 2015, by and among Sunoco, LLC, ETP Retail Holdings, LLC, Sunoco LP and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.1 of Sunoco’s Form 8-K filed March 23, 2015)

2.19	Contribution Agreement, dated as of July 14, 2015, by and among Susser Holdings Corporation, Heritage Holdings, Inc., ETP Holdco Corporation, Sunoco LP, Sunoco GP LLC and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.1 of Sunoco’s Form 8-K filed July 15, 2015)

2.20	Contribution Agreement, dated as of November 15, 2015, by and among Sunoco, LLC, Sunoco, Inc., ETP Retail Holdings, LLC, Sunoco LP, Sunoco GP LLC, and solely with respect to limited provisions therein, Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.1 of Sunoco’s Form 8-K filed November 16, 2015)

Energy Transfer Equity, L.P.

4.1	Indenture dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.14 of ETE’s Form 8-K filed September 20, 2010)

4.2	First Supplemental Indenture dated September 20, 2010 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes) (incorporated by reference to Exhibit 4.15 of ETE’s Form 8-K filed September 20, 2010)

4.3	Second Supplemental Indenture dated December 20, 2011 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of ETE is Form S-3 filed November 14, 2013)

Exhibit Number	Description

4.4	Second Supplemental Indenture dated February 16, 2012 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of ETE’s Form 8-K filed February 17, 2012)

4.5	Third Supplemental Indenture dated April 24, 2012 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of ETE’s Form 10-Q filed August 8, 2012)

4.6	Fourth Supplemental Indenture dated December 2, 2013 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes) (incorporated by reference to Exhibit 4.2 of ETE’s Form 8-K filed December 2, 2013)

4.7	Fifth Supplemental Indenture dated May 28, 2014 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of ETE’s Form 8-K filed May 28, 2014)

4.8	Sixth Supplemental Indenture dated May 28, 2014 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of ETE’s Form 8-K filed May 28, 2014)

4.9	Seventh Supplemental Indenture dated May 22, 2015 between Energy Transfer Equity, L.P. and U.S. Bank National Association, as trustee (including form of the Notes) (incorporated by reference to Exhibit 4.2 of ETE’s Form 8-K filed May 22, 2015)

4.10	Registration Rights Agreement dated as of January 12, 2017 by and among Energy Transfer Equity, L.P. and each of the Persons set forth on Schedule A thereto (incorporated by reference to Exhibit 10.2 of ETE’s Form 8-K filed January 12, 2017)

Energy Transfer Partners, L.P.

4.11	Indenture dated January 18, 2005 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of ETP’s Form 8-K filed January 19, 2005)

4.12	First Supplemental Indenture dated January 18, 2005 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed January 19, 2005)

4.13	Second Supplemental Indenture dated February 24, 2005 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.45 of ETP’s Form 10-Q filed February 28, 2005)

4.14	Fourth Supplemental Indenture dated June 29, 2006 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 4.13 of ETP’s Form 10-K filed August 31, 2006)

4.15	Fifth Supplemental Indenture dated October 23, 2006 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of ETP’s Form 8-K filed October 25, 2006)

4.16	Sixth Supplemental Indenture dated March 28, 2008 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed March 28, 2008)

4.17	Seventh Supplemental Indenture dated December 23, 2008 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed December 23, 2008)

4.18	Eighth Supplemental Indenture dated April 7, 2009 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed April 7, 2009)

Exhibit Number	Description

4.19	Ninth Supplemental Indenture, dated May 12, 2011 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to ETP’s Form 8-K filed May 12, 2011)

4.20	Tenth Supplemental Indenture dated January 17, 2012 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 1.1 of ETP’s Form 8-K filed January 17, 2012)

4.21	Eleventh Supplemental Indenture dated January 22, 2013 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed January 22, 2013)

4.22	Twelfth Supplemental Indenture dated June 24, 2013 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed June 26, 2013)

4.23	Thirteenth Supplemental Indenture dated September 19, 2013 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed September 19, 2013)

4.24	Fourteenth Supplemental Indenture dated as of March 12, 2015 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed March 12, 2015)

4.25	Fifteenth Supplemental Indenture dated as of June 23, 2015 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.3 of ETP’s Form 8-K filed June 18, 2015)

4.26	Sixteenth Supplemental Indenture dated as of January 17, 2017 between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 of ETP’s Form 8-K filed January 17, 2017)

4.27	Indenture dated June 24, 2013 between Energy Transfer Partners, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of ETP’s Form 8-K filed June 26, 2013)

4.28	First Supplemental Indenture dated June 24, 2013 between Energy Transfer Partners, L.P. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 of ETP’s Form 8-K filed June 26, 2013)

4.29	Second Amended and Restated Credit Agreement, dated October 27, 2011, among Energy Transfer Partners, L.P., the borrower, and Wachovia Bank, National Association, as administrative agent, LC issuer and swingline lender, Bank of America, N.A., as syndication agent, BNP Paribas, JPMorgan Chase Bank, N.A. and the Royal Bank of Scotland PLC, as co-documentation agents, and Citibank, N.A., Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities, Inc., Morgan Stanley Bank, Suntrust Bank and UBS Securities, LLC, as senior managing agents, and the other lenders party hereto (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed November 2, 2011)

4.30	First Amendment to Second Amended and Restated Credit Agreement, dated November 19, 2013, among Energy Transfer Partners, L.P., Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed November 20, 2013)

4.31	Guarantee of Collection, made as of March 26, 2012, by Citrus ETP Finance LLC, to Energy Transfer Partners, L.P. under the Indenture dated as of January 18, 2005, as supplemented by the Tenth Supplemental Indenture dated as of January 17, 2012 (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed March 28, 2012)

Exhibit Number	Description

4.32	Support Agreement, dated March 26, 2012, by and among PEPL Holdings, LLC, Energy Transfer Partners, L.P. and Citrus ETP Finance LLC (incorporated by reference to Exhibit 10.2 of ETP’s Form 8-K filed March 28, 2012)

4.33	Guarantee of Collection, made as of April 1, 2015, by ETP Retail Holdings, LLC, to Sunoco LP and Sunoco Finance Corp. (incorporated by reference to Exhibit 10.2 of ETP’s Form 8-K filed April 1, 2015)

4.34	Support Agreement, made as of April 1, 2015, by and among Sunoco, Inc. (R&M), Sunoco LP, Sunoco Finance Corp. and ETP Retail Holdings, LLC (incorporated by reference to Exhibit 10.3 of ETP’s Form 8-K filed April 1, 2015)

4.35	Support Agreement, made as of April 1, 2015, by and among Atlantic Refining & Marketing Corp., Sunoco LP, Sunoco Finance Corp. and ETP Retail Holdings, LLC (incorporated by reference to Exhibit 10.4 of ETP’s Form 8-K filed April 1, 2015)

4.36	Note Purchase Agreement, dated as of November 17, 2004, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto (incorporated by reference to Exhibit 10.55 of ETP’s Form 10-Q filed May 31, 2007)

4.37	Amendment No. 1 to the Note Purchase Agreement, dated as of April 18, 2007, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto (incorporated by reference to Exhibit 10.55.1 of ETP’s Form 10-Q filed May 31, 2007)

4.38	Note Purchase Agreement, dated as of May 24, 2007, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto (incorporated by reference to Exhibit 10.6 of ETP’s Form 10-Q filed May 31, 2007)

4.39	Note Purchase Agreement, dated December 9, 2009, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed December 14, 2009)

4.40	Indenture dated as of June 30, 2000 between Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A. (incorporated by reference to Exhibit 4.4 of ETP’s Form 8-K filed October 5, 2012)

4.41	First Supplemental Indenture dated October 5, 2012 among Energy Transfer Partners, L.P., Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A. (incorporated by reference to Exhibit 4.7 of ETP’s Form 8-K filed October 5, 2012)

4.42	Indenture dated May 15, 1994 between Sun Company, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A. (incorporated by reference to Exhibit 4.8 of ETP’s Form 8-K filed October 5, 2012)

4.43	First Supplemental Indenture dated October 5, 2012 among Energy Transfer Partners, L.P., Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A. (incorporated by reference to Exhibit 4.9 of ETP’s Form 8-K filed October 5, 2012)

4.44	Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Regency’s Form 8-K filed October 27, 2010)

4.45	Third Supplemental Indenture dated May 26, 2011 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of Regency’s Form 8-K filed May 26, 2011)

4.46	Fifth Supplemental Indenture dated October 2, 2012 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of Regency’s Form 8-K filed October 2, 2012)

Exhibit Number	Description

4.47	Eleventh Supplemental Indenture dated as of April 30, 2015 by and among Regency Energy Partners LP, Regency Energy Finance Corp., the subsidiary guarantors party thereto, Energy Transfer Partners, L.P., as parent guarantor, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed April 30, 2015)

4.48	Twelfth Supplemental Indenture dated as of August 10, 2015 by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed August 13, 2015)

4.49	Indenture dated April 30, 2013 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Regency’s Form 8-K filed April 30, 2013)

4.50	Seventh Supplemental Indenture dated as of May 28, 2015 by and among Regency Energy Partners LP, Regency Energy Finance Corp., the subsidiary guarantors party thereto, Panhandle Eastern Pipe Line Company, LP, Energy Transfer Partners, L.P., as co-obligor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.1 of ETP’s Form 8-K filed June 1, 2015)

4.51	Eighth Supplemental Indenture dated as of August 10, 2015 by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.2 of ETP’s Form 8-K filed August 13, 2015)

4.52	Indenture dated September 11, 2013 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Regency’s Form 8-K filed September 11, 2013)

4.53	First Supplemental Indenture dated September 11, 2013 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 of Regency’s Form 8-K filed September 11, 2013)

4.54	Third Supplemental Indenture dated February 10, 2014 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 of Regency’s Form 8-K filed February 10, 2014)

4.55	Sixth Supplemental Indenture dated as of July 25, 2014 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 of Regency’s Form 8-K filed July 28, 2014)

4.56	Eighth Supplemental Indenture dated as of April 30, 2015 by and among Regency Energy Partners LP, Regency Energy Finance Corp., the subsidiary guarantors party thereto, Energy Transfer Partners, L.P., as parent guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.4 of ETP’s Form 8-K filed April 30, 2015)

4.57	Ninth Supplemental Indenture dated as of August 10, 2015 by and among Energy Transfer Partners, L.P., Regency Energy Finance Corp. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.3 of ETP’s Form 8-K filed August 13, 2015)

4.58	Indenture dated as of March 29, 1999 among CMS Panhandle Holding Company, Panhandle Eastern Pipe Line Company, LP and NBD Bank (the predecessor to Bank One Trust Company, National Association, J.P. Morgan Trust Company, National Association, The Bank of New York Trust Company, N.A. and The Bank of New York Mellon Trust Company, N.A.), as trustee (incorporated by reference to Exhibit 4(a) of Panhandle’s Form 10-Q filed May 14, 1999)

Exhibit Number	Description

4.59	First Supplemental Indenture dated as of March 29, 1999 among CMS Panhandle Holding Company, Panhandle Eastern Pipe Line Company, LP and NBD Bank (the predecessor to Bank One Trust Company, National Association, J.P. Morgan Trust Company, National Association, The Bank of New York Trust Company, N.A. and The Bank of New York Mellon Trust Company, N.A.), as trustee (incorporated by reference to Exhibit 4(b) of Panhandle’s Form 10-Q filed May 14, 1999)

4.60	Fifth Supplemental Indenture dated as of October 26, 2007 between Panhandle Eastern Pipe Line Company, LP and the Bank of New York Trust Company, N.A. (now known as The Bank of New York Mellon Trust Company, N.A.), as trustee (incorporated by reference to Exhibit 4.1 of Panhandle’s Form 8-K filed October 29, 2007)

4.61	Form of Sixth Supplemental Indenture dated as of June 12, 2008 between Panhandle Eastern Pipe Line Company, LP and the Bank of New York Trust Company, N.A. (now known as The Bank of New York Mellon Trust Company, N.A.), as trustee (incorporated by reference to Exhibit 4.1 of Panhandle’s Form 8-K filed June 11, 2008)

4.62	Form of Seventh Supplemental Indenture to be dated June 2, 2009 between Panhandle Eastern Pipeline Company, LP and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of Panhandle’s Form 8-K filed May 28, 2009)

4.63	Senior Debt Securities Indenture between Southern Union Company and The Chase Manhattan Bank (National Association), which changed its name to JP Morgan Chase Bank and then to JP Morgan Chase Bank, N.A., which was then succeeded to by The Bank of New York Trust Company, N.A., which changed its name to The Bank of New York Mellon Trust Company N.A., as trustee (incorporated by reference to Exhibit 4.1 of Southern Union’s Form 8-K filed February 15, 1994)

4.64

Form of Supplemental Indenture No. 1 dated June 11, 2003 between Southern Union Company and JP Morgan Chase Bank, which changed its name to JP Morgan Chase Bank, N.A., the predecessor to The Bank of New York Trust Company, N.A., which changed its name to The Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 4.5 of Southern Union’s

Form 8-A/A filed June 20, 2003)

4.65	Supplemental Indenture No. 2 dated February 11, 2005 between Southern Union Company and JP Morgan Chase Bank, N.A., the predecessor to The Bank of New York Trust Company, N.A., which changed its name to The Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 4.4 of Southern Union’s Form 8-A/A filed February 22, 2005)

4.66	Subordinated Debt Securities Indenture between Southern Union and The Chase Manhattan Bank (National Association), which changed its name to JP Morgan Chase Bank and then to JP Morgan Chase Bank, N.A., which was then succeeded to by The Bank of New York Trust Company, N.A., which changed its name to The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4-G of Southern Union’s Registration Statement on Form S-3 filed May 8, 1995)

4.67	Second Supplemental Indenture dated October 23, 2006 between Southern Union Company and The Bank of New York Trust Company, N.A., now known as The Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of Southern Union’s Form 8-K/A filed October 24, 2006)

4.68	2006 Series A Junior Subordinated Notes Due November 1, 2066 dated October 23, 2006 (incorporated by reference to Exhibit 4.2 of Southern Union’s Form 8-K/A filed October 24, 2006)

Sunoco Logistics Partners L.P.

4.69	Indenture dated December 16, 2005 among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., the subsidiary guarantors named therein and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.4 of SXL’s Form S-3 (File No. 333-130564) filed December 21, 2005)

Exhibit Number	Description

4.70

First Supplemental Indenture dated as of May 8, 2006 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., Sunoco Partners Marketing & Terminals L.P., Sunoco Pipeline L.P. and Citibank, N.A., (incorporated by reference to Exhibit 1.3 of SXL’s

Form 8-K filed May 8, 2006)

4.71	Second Supplemental Indenture dated as of February 6, 2009 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 1.2 of SXL’s Form 8-K filed February 6, 2009)

4.72	Third Supplemental Indenture dated as of February 12, 2010 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 1.2 of SXL’s Form 8-K filed February 12, 2010)

4.73	Fourth Supplemental Indenture dated as of February 12, 2010 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 1.3 of SXL’s Form 8-K filed February 12, 2010)

4.74	Fifth Supplemental Indenture dated as of August 2, 2011 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 1.2 of SXL’s Form 8-K filed August 2, 2011)

4.75	Sixth Supplemental Indenture dated as of August 2, 2011 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 1.3 of SXL’s Form 8-K filed August 2, 2011)

4.76	Seventh Supplemental Indenture dated January 10, 2013 among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.2 of SXL’s Form 8-K filed January 10, 2013)

4.77	Eighth Supplemental Indenture dated January 10, 2013 among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.4 of SXL’s Form 8-K filed January 10, 2013)

4.78	Ninth Supplemental Indenture dated April 3, 2014 among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.2 of SXL’s Form 8-K filed April 3, 2014)

4.79	Tenth Supplemental Indenture dated April 3, 2014 among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.4 of SXL’s Form 8-K filed April 3, 2014)

4.80	Eleventh Supplemental Indenture dated as of November 17, 2014 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.4 of SXL’s Form 8-K filed November 17, 2014)

4.81	Twelfth Supplemental Indenture dated as of November 17, 2015 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of SXL’s Form 8-K filed November 17, 2015)

4.82	Thirteenth Supplemental Indenture dated as of November 17, 2015 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 of SXL’s Form 8-K filed November 17, 2015)

4.83	Fourteenth Supplemental Indenture dated as of July 12, 2016 by and among Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of SXL’s Form 8-K filed July 12, 2016)

Exhibit Number	Description

4.84	Unitholder Agreement dated as of October 8, 2015 between Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. (incorporated by reference to Exhibit 10.2 of SXL’s Form 8-K filed October 15, 2015)

Sunoco LP

4.85	Indenture, dated as of April 1, 2015, by and among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of Sunoco’s Form 8-K filed on April 2, 2015)

4.86	Indenture dated as of July 20, 2015 by and among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Sunoco’s Form 8-K filed July 21, 2015)

4.87	Indenture dated as of April 7, 2016 by and among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Sunoco’s Form 8-K filed April 8, 2016)

Other Exhibits

5.1*	Opinion of Latham & Watkins LLP as to the legality of the common units being registered

8.1*	Opinion of Latham & Watkins LLP as to tax matters

23.1*	Consent of Grant Thornton LLP related to Energy Transfer Equity, L.P.

23.2*	Consent of Grant Thornton LLP related to Energy Transfer Partners, L.P.

23.3*	Consent of Ernst & Young LLP related to Susser Holdings Corporation

23.4*	Consent of Ernst & Young LLP related to Sunoco LP

23.5*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.6*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)

*	Filed herewith.